Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this filing on Form 8-K of our report dated September 15, 2017, of our audit of the financial statements of Promet Therapeutics, LLC as of December 31, 2016 and 2015, and for the year ended December 31, 2016 and the period from August 31, 2015 through December 31, 2015.

/s/ BD & Company, Inc.

Owings Mills, MD

October 11, 2017